As filed with the Securities and Exchange Commission on September 16, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sirius XM Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-4680139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1221 Avenue of the Americas, 35th Floor

New York, New York 10020

(Address of registrant’s principal executive offices, including zip code)

Liberty Sirius XM Holdings Inc. Transitional Stock Adjustment Plan

(Full title of the plan)

Patrick L. Donnelly, Esq.

Executive Vice President, General Counsel and Secretary

Sirius XM Holdings Inc.

1221 Avenue of the Americas, 35th Floor

New York, New York 10020

(212) 584-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Eric M. Swedenburg

Johanna Mayer

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Sirius XM Holdings Inc., a Delaware corporation (the “Registrant”), for the purpose of registering 3,420,513 shares of the Registrant’s common stock, par value $0.001 per share (the “Registrant’s Common Stock”), that may be issued by the Registrant pursuant to the Liberty Sirius XM Holdings Inc. Transitional Stock Adjustment Plan (the “Transitional Plan”).

The Registrant adopted the Transitional Plan in connection with the redemptive split-off (the “Split-Off”) contemplated by the Reorganization Agreement, dated as of December 11, 2023 (and as amended by the First Amendment to the Reorganization Agreement, dated as of June 16, 2024, the “Reorganization Agreement”), by and among the Registrant, Liberty Media Corporation (“Liberty Media”) and Sirius XM Inc., formerly known as Sirius XM Holdings Inc. (“Old Sirius XM”), pursuant to which, among other things, Liberty Media separated the Liberty SiriusXM Group from Liberty Media. Following the Split-Off, as contemplated by the Agreement and Plan of Merger, dated as of December 11, 2023, by and among the Registrant, Liberty Media, Radio Merger Sub, LLC (“Merger Sub”) and Old Sirius XM (and as amended by the First Amendment to the Agreement and Plan of Merger, dated as of June 16, 2024, the “Merger Agreement”), Merger Sub merged with and into Old Sirius XM, with Old Sirius XM becoming a wholly owned subsidiary of the Registrant (the “Merger”). At the effective time of the Merger, the Registrant was renamed “Sirius XM Holdings Inc.” and Old Sirius XM was renamed “Sirius XM Inc.”

Effective as of immediately prior to the effective time of the Split-Off (the “Split-Off Effective Time”), (i) each option to purchase shares of Liberty Media’s Series A Liberty Sirius XM common stock, par value $0.01 per share (“LSXMA”), Series B Liberty Sirius XM common stock, par value $0.01 per share (“LSXMB”), and Series C Liberty Sirius XM common stock, par value $0.01 per share (“LSXMC” with each option of LSXMA, LSXMB and LXSMC referred to as a “Liberty Sirius XM Option”), that was outstanding and unexercised immediately prior to the Split-Off accelerated and became fully vested immediately prior to the Split-Off Effective Time and (ii) each Liberty Sirius XM Option that was outstanding and unexercised immediately prior to the Split-Off Effective Time was converted into a new stock option relating to the Registrant’s Common Stock, with appropriate adjustments made based on the exchange ratio identified in the Transitional Plan to determine the number of shares and applicable exercise price subject to each such converted option, and with each such converted option having the same terms as those of the corresponding Liberty Sirius XM Option immediately prior to the Split-Off Effective Time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant and Old Sirius XM, as applicable, with the Commission, are incorporated herein by reference:

(a)	The Registrant’s 424(b)(3) Prospectus included in its effective Registration Statement on Form S-4 (File No. 333-276758) initially filed with the Commission on January 29, 2024, as amended by Pre-Effective Amendment No. 1 filed with the Commission on March 20, 2024, Pre-Effective Amendment No. 2 filed with the Commission on June 24, 2024, Pre-Effective Amendment No. 3 filed with the Commission on July 19, 2024 and Post-Effective Amendment No. 1 filed with the Commission on September 9, 2024 (excluding the consolidated financial statements of Liberty Media Corporation and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference therein as well as the reference to KPMG LLP under the heading “Experts” in the prospectus);

(b)	Old Sirius XM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 1, 2024;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the Commission on August 16, 2024;

(d)	Old Sirius XM’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on April 30, 2024, and for the quarterly period ended June 30, 2024, filed with the Commission on August 1, 2024;

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 10, 2024 and September 10, 2024;

(f)	Old Sirius XM’s Current Reports on Form 8-K filed with the Commission on January 3, 2024, January 3, 2024, January 29, 2024, January 29, 2024, April 18, 2024, May 23, 2024, June 17, 2024, August 23, 2024, and September 4, 2024; and

(g)	The description of the Registrant’s Common Stock contained in the Form 8-A (File No. 000-56686) filed with the Commission on September 9, 2024, relating to the Registrant’s Common Stock, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Patrick L. Donnelly, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Registrant and participates in certain benefit plans established by the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit the personal liability of the members of its board of directors or officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of:

(i) A director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

(ii) A director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) A director under Section 174 of the DGCL;

(iv) A director or officer for any transaction from which the director or officer derived an improper personal benefit; or

(v) An officer in any action by or in the right of the corporation.

Article ELEVENTH of the Registrant’s Second Amended and Restated Certificate of Incorporation contains the following provisions with respect to indemnification:

ELEVENTH:   (1) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer owed to the Corporation or its stockholders. If the DGCL is amended after the approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(2)   The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) incurred by such person. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. Notwithstanding the foregoing, the Corporation shall be required to indemnify or make advances to a person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors or committee thereof. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(3)   Neither amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws or of any statute inconsistent with this Article ELEVENTH, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of any inconsistent provision.

The Registrant has obtained policies insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on September 10, 2024).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on September 10, 2024).

4.3	Form of Liberty Sirius XM Holdings Inc. Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 10.2 filed with the Form S-4 (File No. 333-276758) filed with the Commission on July 19, 2024).

5.1	Opinion of Patrick L. Donnelly, Esq. Executive Vice President, General Counsel and Secretary of the Registrant.*

23.1	Consent of KPMG LLP.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Patrick L. Donnelly (included as part of Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page to this Registration Statement).*

107	Filing Fee Table.*

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 16, 2024.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Patrick L. Donnelly and Ruth A. Ziegler, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of September, 2024.

Signature	Title

Chief Executive Officer (Principal Executive Officer) and Director
/s/ Jennifer C. Witz
Jennifer C. Witz
Chief Financial Officer (Principal Financial Officer and Principal
/s/ Thomas D. Barry	Accounting Officer)
Thomas D. Barry

Chairman of the Board of Directors and Director
Gregory B. Maffei

/s/ Eddy W. Hartenstein	Director
Eddy W. Hartenstein

/s/ Evan D. Malone	Director
Evan D. Malone

/s/ James E. Meyer	Vice Chairman of the Board of Directors and Director
James E. Meyer

Director
Jonelle Procope

Director
Michael Rapino

/s/Kristina M. Salen	Director
Kristina M. Salen

Director
David M. Zaslav